Exhibit 10.56b

FOURTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT AND LIMITED WAIVER OF DEFAULTS

THIS FOURTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT AND LIMITED WAIVER OF DEFAULTS (the “Amendment”), dated April 14, 2009, is entered into by and among MISCOR GROUP, LTD., an Indiana corporation (“MISCOR”), MAGNETECH INDUSTRIAL SERVICES, INC., an Indiana corporation (“MIS”), MARTELL ELECTRIC, LLC, an Indiana limited liability company (“Martell”), HK ENGINE COMPONENTS, LLC, an Indiana limited liability company (“HK”), IDEAL CONSOLIDATED, INC., an Indiana corporation (“Ideal”), 3-D SERVICE, LTD., an Ohio limited liability company (“3D”), and AMERICAN MOTIVE POWER, INC., a Nevada corporation (“AMP” and together with MISCOR, MIS, Martell, HK, Ideal and 3D, the “Borrowers” and each a “Borrower”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), acting through its Wells Fargo Business Credit operating division.

RECITALS

The Lender and the Borrowers are parties to a Credit and Security Agreement dated January 14, 2008, as amended (the “Credit Agreement”).

The Borrowers have requested that the Lender waive certain defaults under the Credit Agreement and that certain amendments be made to the Credit Agreement, which the Lender is willing to do pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1. Defined Terms.  Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein.  In addition, Section 1.1 of the Credit Agreement shall be amended by adding or amending, as applicable, the following definitions:

“Daily Three Month LIBOR” means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a three (3) month period.  When interest is determined in relation to Daily Three Month LIBOR, each change in the interest rate shall become effective each Business Day that the Lender determines that Daily Three Month LIBOR has changed.

“EBITDA” means, for any period, the net income (loss) from the Borrowers’ operations before (a) interest, (b) taxes, (c) depreciation, amortization and other non-cash charges and income, and (d) extraordinary items, all as determined on a consolidated basis in accordance with GAAP, applied in a manner consistent with the financial statements for such period and acceptable to the Lender.

“LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole one eighth of one percent (1/8%) determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

(i)           “Base LIBOR” means the rate per annum for United States dollar deposits quoted by the Lender for loans that reference Daily Three Month LIBOR as the Inter-Bank Market Offered Rate in effect from time to time for three (3) month delivery of funds in amounts approximately equal to the principal amount of such loans.  The Borrowers understand and agree that the Lender may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as the Lender in its discretion deems appropriate, including but not limited to the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(ii)           “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by the Lender for expected changes in such reserve percentage during the applicable term of the Revolving Note and the Real Estate Note.

“LIBOR Advance Rate” means an annual interest rate equal to the sum of Daily Three Month LIBOR, plus five and one-quarter percent (5.25%), which interest rate shall change whenever Daily Three Month LIBOR changes.

“Maximum Line Amount” means Eleven Million Dollars ($11,000,000).

2.           Amendment to Section 2.2.  Section 2.2 of the Credit Agreement shall be amended by amending the following subsections:

(a)           Intentionally deleted.

(b)           Procedures for Requesting Revolving Advances.  If the Borrowers do not utilize the Loan Manager service, the Borrowers shall request each Revolving Advance so that the request is received by the Lender not later than the Cut-off Time on the third Business Day preceding the Business Day on which an Advance is to be made.  Each request that conforms to the terms of this Agreement shall be effective upon receipt by the Lender, shall be in writing or by telephone or telecopy transmission, and shall be confirmed in writing by the Borrowers if so requested by the Lender, by (i) an Officer of the Borrowers, or (ii) a Person designated as the Borrowers’ agent by an Officer of the Borrowers in a writing delivered to the Lender, or (iii) a Person whom the Lender reasonably believes to be an Officer of the Borrowers or such a designated agent.  The Borrower shall repay all Revolving Advances even if the Lender does not receive such confirmation and even if the Person requesting a Revolving Advance was not in fact authorized to do so.  Any request for a Revolving Advance, whether written or telephonic, and whether initiated manually by the Borrowers or automatically through the Borrowers’

utilization of the Lender’s Loan Manager service, shall be deemed to be a representation by the Borrowers that all conditions set forth in Article IV of this Agreement have been satisfied as of the time of the request.

3.           Amendment to Section 2.7(a).  Section 2.7(a) of the Credit Agreement shall be amended as follows:

(a)           Interest.  Except as provided in Section 2.7(c) and Section 2.7(f), the principal amount of each Advance shall bear interest at the LIBOR Advance Rate.

4.           Amendment to Section 6.1.  Section 6.1 of the Credit Agreement shall be amended by adding the following as subsection (t):

(t)           Cash Flow Forecasts.  On Wednesday of each week, commencing April 22, 2009, an updated thirteen (13) week cash flow forecast.  Such forecasts shall be certified by the Borrowers’ chief financial officer as being the most accurate forecasts available and be delivered with an analysis of any material variances from the cash flow forecast delivered for the prior week.

5.           Amendment to Section 6.2.  Section 6.2 of the Credit Agreement shall be amended by amending the following subsections:

(a)           Minimum Book Net Worth.  The Borrowers will maintain, as of each date described below during the term hereof, its Book Net Worth at an amount not less than the amount set forth below opposite such date:

Date	Minimum Book Net Worth
December 31, 2009	$38,750,000
December 31, 2010, and each December 31 thereafter	Book Net Worth as of prior December 31 plus $1,000,000

(b)           Minimum Net Income.  The Borrowers will achieve during each fiscal year-to-date period ending during the periods described below, Net Income of not less than the amount set forth opposite such period (numbers appearing between “< >” are negative):

Date	Minimum Net Income
Fiscal year ending December 31, 2010, and each fiscal year thereafter	$1,000,000

(d)           Debt Service Coverage Ratio.  The Borrowers will maintain a Debt Service Coverage Ratio of not less than (i) 1.0 to 1.0 as of the end of each fiscal quarter for the fiscal year-to-date period then ended, commencing with the fiscal quarter ending March 31, 2010, and (ii) 1.1 to 1.0 as of each fiscal year end for the fiscal year then ended, commencing with the fiscal year ending December 31, 2010.

In addition, Section 6.2 shall be amended by adding the following as subsection (e):

(e)           Minimum EBITDA.  The Borrowers will achieve during each period described below, EBITDA of not less than the amount set forth opposite such period (numbers appearing between “< >” are negative)”

Date	Minimum EBITDA
One (1) month period ending April 30, 2009	<$414,000>
Two (2) month period ending May 31, 2009	<$751,000>
Three (3) month period ending June 30, 2009	<$994,000>
Four (4) month period ending July 31, 2009	<$647,000>
Five (5) month period ending August 31, 2009	<$206,000>
Six (6) month period ending September 30, 2009	$466,000
Seven (7) month period ending October 31, 2009	$909,000
Eight (8) month period ending November 30, 2009	$1,321,000
Nine (9) month period ending December 31, 2009	$1,715,000
Ten (10) month period ending January 31, 2010	$1,715,000

6.           Amendment to Section 7.1.  Section 7.1 of the Credit Agreement shall be amended by adding the following as subsection (r):

(r)           The Borrowers shall fail to deliver to the Lender on or before May 7, 2009, the Borrowers’ final projected balance sheets, income statements, statements of cash flow and projected Availability for each remaining month of the fiscal year ending December 31, 2009, each in reasonable detail.  Such items will be certified by the Borrowers’ chief financial officer as being the most accurate projections available and identical to the projections used by the Borrowers for internal planning purposes and be delivered with a statement of underlying assumptions and such supporting schedules and information as the Lender may in its discretion require.

7.           Payments to Subordinated Creditor.  Notwithstanding anything to the contrary in the Credit Agreement or any Subordination Agreement, the Borrowers shall be prohibited from making any payment on the subordinated indebtedness owed to John Martell.

8.           No Other Changes.  Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

9.           Limited Waiver of Defaults.  Prior to giving effect to this Amendment, the Borrowers are in default of Sections 6.2(b) (Minimum Net Income) and 6.2(d) (Debt Service Coverage Ratio) of the Credit Agreement as of and for the fiscal year ending on December 31, 2008 (the “Existing Defaults”).  Upon the terms and subject to the conditions set forth in this Amendment, the Lender hereby waives the Existing Defaults.  This waiver shall be effective only in this specific instance and for the specific purpose for which it is given, and this waiver shall not entitle the Borrower to any other or further waiver in any similar or other circumstances.

10.           Accommodation and Waiver Fee.  The Borrowers shall pay to the Lender a fully earned, non-refundable fee in the amount of One Hundred Thousand Dollars ($100,000) in consideration of the Lender’s execution of this Amendment and the waivers set forth herein, payable in two installments of Fifty Thousand Dollars ($50,000) each, on the date hereof and on the date sixty (60) days following the date hereof.

11.           Conditions Precedent.  This Amendment shall be effective when the Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Lender in its sole discretion:

(a) The Acknowledgment and Agreement of Subordinated Creditors set forth at the end of this Amendment, duly executed by each Subordinated Creditor.

(b) With respect to each Borrower, a Certificate of the Secretary of the Borrower certifying as to (i) the resolutions of the board of directors or manager, as applicable, of the Borrower approving the execution and delivery of this Amendment, (ii) the fact that the Constituent Documents of the Borrower, which were certified and delivered to the Lender pursuant to the Certificate of Authority of the Borrower’s secretary issued in connection with the original execution of the Credit Agreement, continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered, and (iii) certifying that the officers and agents of the Borrower who have been previously certified to the Lender as being authorized to sign and to act on behalf of the Borrower continue to be so authorized or setting forth the sample signatures of each of the officers and agents of the Borrower authorized to execute and deliver this Amendment and all other documents, agreements and certificates on behalf of the Borrower.

(c) Such other matters as the Lender may require.

12.           Representations and Warranties.  Each Borrower (as to such Borrower) hereby represents and warrants to the Lender as follows:

(a)           The Borrower has all requisite power and authority to execute this Amendment, and this Amendment, and has been duly executed and delivered by the

Borrower and constitutes the legal, valid and binding obligations of the Borrower, enforceable in accordance with its terms.

(b)           The execution, delivery and performance by the Borrower of this Amendment, has been duly authorized by all necessary action and does not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the Constituent Documents of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

(c)           All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

13.           References.  All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

14.           No Waiver.  Except with respect to the Existing Defaults, the execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

15.           Release.  Each Borrower hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which such Borrower had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

16.           Fees, Costs and Expenses.  Each Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel.  Without limiting the generality of the foregoing, the Borrowers specifically agree to pay all reasonable fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto.  The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

17.           Miscellaneous.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

Signatures appear on following page.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION		MISCOR GROUP, LTD.

By:	/s/ Ronald H. Yandry	By:	/s/ John A. Martell
	Ronald H. Yandry, Vice President		John A. Martell, Chief Executive Officer

MAGNETECH INDUSTRIAL SERVICES, INC.		MARTELL ELECTRIC, LLC

By:	/s/ John A. Martell	By:	/s/ John A. Martell
	John A. Martell, Chief Executive Officer		John A. Martell, Chief Executive Officer

HK ENGINE COMPONENTS, LLC		3-D SERVICE, LTD.

By:	/s/ John A. Martell	By:	/s/ John A. Martell
	John A. Martell, Chief Executive Officer		John A. Martell, Chief Executive Officer

IDEAL CONSOLIDATED, INC.

By:	/s/ John A. Martell
John A. Martell, Chief Executive Officer

AMERICAN MOTIVE POWER, INC.

By:	/s/ John A. Martell
John A. Martell, Chief Executive Officer

ACKNOWLEDGMENT AND AGREEMENT OF SUBORDINATED CREDITORS

The undersigned, each a subordinated creditor of MISCOR GROUP, LTD., an Indiana corporation (“MISCOR”), MAGNETECH INDUSTRIAL SERVICES, INC., an Indiana corporation (“MIS”), MARTELL ELECTRIC, LLC, an Indiana limited liability company (“Martell”), HK ENGINE COMPONENTS, LLC, an Indiana limited liability company (“HK”), IDEAL CONSOLIDATED, INC., an Indiana corporation (“Ideal”), 3-D SERVICE, LTD., an Ohio limited liability company (“3D”), and AMERICAN MOTIVE POWER, INC., a Nevada corporation (“AMP” and together with MISCOR, MIS, Martell, HK, Ideal and 3D, the “Borrowers” and each a “Borrower”) to WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), acting through its Wells Fargo Business Credit operating division pursuant to a Subordination Agreement dated as of January 14, 2008 (the “Subordination Agreement”), hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms and execution thereof; and (iii) reaffirms his or its obligations to the Lender pursuant to the terms of his or its Subordination Agreement.

BDEWEES, INC.

By:	/s/ Bernard L. DeWees
Bernard L. DeWees, President

XGEN III, LTD.

By:	/s/ Thomas J. Embrescia
Thomas J. Embrescia, Manager

/s/ John A. Martell
John A. Martell